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                                                                    EXHIBIT 3.12

                          AMENDED & RESTATED BY-LAWS OF
                                  JONDEX CORP.

                       ARTICLE I - STOCKHOLDERS' MEETINGS

     1.01 The annual meeting of the stockholders of this Corporation shall be held in February each year. The day, time and place shall be designated by the Board of Directors.

     1.02 Special meetings of the stockholders may be called at any time by the Board of Directors or any number of the stockholders entitled to vote holding of record together at least twenty-five percent (25%) of the capital stock then issued and outstanding.

     1.03 All regular stockholders' meetings shall be held in the City of Milwaukee at such place or places as may be designated from time to time by the President of this Corporation, and all special .meetings of the stockholders shall be held in the City of Milwaukee at such place or places as may be designated in the notice of the holding of said meeting.

     1.04 Notice of the time and place of holding every stockholders' meeting shall be given by service of a written or printed notice thereof upon each stockholder of record, or by mailing the same, postage prepaid to his post office address (as appears upon the books of the company), at least three (3) days before the time of holding of each such meeting.

     1.05 A quorum of stockholders shall consist of members holding a majority of the outstanding capital stock of the Corporation, entitled to vote, which quorum must be present in person or by proxy, at every meeting of the stockholders to constitute a valid meeting; provided, however, that if a sufficient number to constitute a quorum do not attend at the time and place appointed for any meeting, those who do attend may adjourn from time to time until a meeting is regularly constituted and the Secretary shall promptly notify those who do not attend of each such adjournment.

     1.06 Stockholders may vote by proxy at any regular or special meeting of the stockholders; provided, however, that said proxy or proxies are duly filed with the Secretary of the Corporation at or prior to the date of said meeting. Any officer, director or stockholder, if thereunto duly authorized in writing, may act as proxy.

     1.07 The Secretary shall keep a correct and complete record of all stockholders, meetings and all proceedings of the Corporation which shall be attested by his signature.

                         ARTICLE II - BOARD OF DIRECTORS

     2.01 Directors. The Board of Directors shall consist of three (3) members. They shall be chosen annually by the stockholders and shall hold office until the holding of the regular annual meeting succeeding the election and until their respective successors are elected and have qualified. In case of a vacancy in the Board of Directors, or any vacancy created by an increase in the authorized number of directors, such vacancy shall be filled by the Board, such appointee to hold office until the next ensuing general election.

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     2.02  Election of Officers. As soon as may be after their election, the
Board of Directors shall annually choose one of their number President, two Vice Presidents, Secretary, and Treasurer. The Board of Directors shall also appoint such other officers and agents of the Corporation as the Board may deem proper, and the Board may prescribe their duties and compensation.

     2.03 Meeting of The Board. The Board of Directors shall hold a regular directors meeting immediately following the annual meeting of the stockholders. Special meetings of the Board may be held at any time upon call of any director. Notice of all meetings of the Board except the regular meetings shall be mailed to the members of the Board by the Secretary of the Corporation at least three
(3) days prior to the time of the holding of such meeting; provided, however, that such notice may be dispensed with if all the directors are present and consent to the holding of such meeting.

     2.04 The regular meeting of the Board shall be held at the same place where the annual meeting of the stockholders immediately preceding said directors' meeting is held. All special meetings of the Directors shall be held in the City of Milwaukee at such place as shall be designated by the Director calling the meeting.

     2.05 Quorum. A majority of the Directors of this Corporation convened according to these By-Laws shall constitute a quorum for the due transaction of business.

     2.06 Record of Proceedings. The Board shall keep a correct and complete record of all its proceedings which shall be attested to by the signature of the Secretary whose duty it shall be to keep such records, and on any question the names of those voting each way shall be entered on the record of the proceedings if any number at any time requires it.

                  ARTICLE III - CAPITAL STOCK AND CERTIFICATES

     3.01 Certificates of stock of this Corporation shall be issued under the direction of the Board of Directors sealed with the corporate seal, and signed by the President and Secretary.

     3.02 No transfer of stock shall affect the right of the Corporation to pay any dividend due upon the stock or to treat the holder of record as the holder in fact, until such transfer is recorded upon the books of the Corporation, or a new certificate is issued to the person to whom it has been transferred.

     3.03 Stock Book. The Secretary shall keep a stock book containing the names of all the stockholders of record since the organization of the company, showing the place of residence, amount of stock of each stockholder respectively and also the number and designations of each certificate of stock and the parties by and to whom transferred.

     3.04 The Directors may at any time, by resolution, close the books of stock transfer for a period not exceeding fifteen (15) days as incident to the declaring of a dividend, the holding of a stockholders, meeting or for any other purpose; and no transfer shall be recorded or entitled to record while said books are so closed.

     3.05 Surrender of Certificates. The stockholder to whom a stock certificate has been issued shall not be allowed to make any transfer of record of the shares therein mentioned or any part thereof without delivery of said certificates to the Corporation for cancellation.

                  ARTICLE IV - BOOKS, RECORDS, STATEMENTS, ETC.

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     4.01  Books of Account. The Board of Directors shall cause regular, full and correct books of account to be kept and to be settled and balanced at least once in every year. The principal books of account of this Corporation, including its stock book, shall be kept at its principal office and shall at all reasonable times be opened to the inspection of the stockholders.

                         ARTICLE V - DUTIES OF OFFICERS

     5.01 The principal duties of the President shall be to preside at all meetings of the Board of Directors and he shall have the general supervision of the affairs of the Corporation.

     5.02 The principal duties of the Vice Presidents shall be to discharge the duties of the President in the event of his absence or disability, for any cause whatever.

     5.03 The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances executed by the Corporation, affix the seal of the Corporation thereto, and to such other papers as shall be required or directed to be sealed; to keep a record of the proceedings of the Board of Directors; and to safely and systematically keep all books, papers, records and documents belonging to the Corporation, or in any wise pertaining to the business thereof.

     5.04 The principal duties of the Treasurer shall be to keep and account for all moneys, credits and property, of any and every nature, of the Corporation, which shall come into his hands; to keep an accurate account of all moneys received and disbursed, and proper vouchers for moneys disbursed; and to render such accounts, statements and inventories of moneys received and disbursed, and of money and property on hand, and generally of all matters pertaining to this office, as shall be required by the Board of Directors.

     5.05 Any plurality of said offices may be held by the same person except that the same person may not be both President and Vice President or both President and Secretary.

     5.06 All funds of the Corporation are to be placed in such bank or banks and are to be disbursed in such manner as may be determined from time to time by the Board of Directors of this Corporation.

                             ARTICLE VI -AMENDMENTS

     6.01 These By-Laws may be amended at any time by the Board of Directors of this Corporation or by stockholders entitled to vote and owning of record at least two-thirds (2/3rds) of the outstanding capital stock of this Corporation entitled to vote.

                      ARTICLE VII - OFFICERS AND DIRECTORS
             LIABILITY AND INDEMNITY; TRANSACTIONS WITH CORPORATION

     7.01. Definitions Applicable to Article VII.

           (a) "Applicable Corporate Law" shall mean those statutes comprising the general corporation law of the jurisdiction in which the Corporation is incorporated, as amended from time to time.

           (b) "Breach of Duty" shall mean conduct of a Director or Officer constituting any one or more of the following:

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               (1)  A willful failure to deal fairly with the Corporation or its stockholders in connection with a matter in which the Director or Officer has a material conflict of interest.

               (2) A violation of criminal law, unless the Director or Officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

               (3) A transaction from which the Director or Officer derived an improper personal profit.

               (4)  Willful misconduct.

               (5) With respect to any matter or decision being considered by the Board of Directors or any other officer, such Director or Officer intentionally or recklessly;

                    (i) makes any untrue statement or disclosure to the Board or other Officer of known material information; or

                    (ii) omits to state or otherwise disclose to the Board or other Officer known material information necessary in order to make the information known to have been communicated to the Board or other Officer not misleading under the circumstances then existing; or

                    (iii) omits to state or otherwise disclose to the Board or other Officer known material information which is (or reasonably should be) known to the Director or Officer to be relevant to the matter or decision under consideration, regardless of whether or not such information is specifically requested by the Board or other Officer.

          (c) "Claim" means any threatened or asserted claim or cause of action involving actual or potential liability of a Director or Officer arising from any act or omission of such person alleged or determined to have been negligent, grossly negligent or intentionally tortious or to have violated any state or federal securities laws (including any rule or regulation thereunder) or the Employee Retirement Income Security Act of 1974 or any other foreign, federal, state or local law, rule or regulation which is asserted or brought by or in the right of the Corporation or by any governmental authority or any other person or entity.

          (d)  "Director or Officer" means any of the following:

               (1) A natural person who is or was: (i) a director (elected or appointed by the stockholders or Board of Directors); or (ii) an officer (elected or appointed by the Board of Directors) of the Corporation; or (iii) a Trustee.

               (2) A natural person who, while such a director or officer of the Corporation, is or was serving either pursuant to the Corporation's specific request or as a result of the nature of such person's duties to the Corporation as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

               (3) A natural person who, while such a director or officer of the Corporation, is or was serving an employee benefit plan because his or her duties to the Corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.

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               (4)  Unless the context requires otherwise, the estate or
personal representative of any such director, officer or Trustee.

          This term is not intended to include any person who holds a position of title of Vice President or other apparent office without formal election or appointment by the Board of Directors.

          (e) "Disinterested Majority" shall mean a majority of the Board of Directors of the Corporation who are not Parties to the subject Proceeding or any related Proceeding.

          (f) "Expenses" includes all reasonable fees, costs, charges, disbursements, attorneys' fees and any other expenses incurred by a Director or Officer in connection with a Proceeding if such person was a Party because he or she is or was a Director or Officer.

          (g) "Liability" includes the obligation to pay any sums or perform any acts pursuant to a settlement, penalty, assessment, forfeiture, fine, or judgment, including (without limitation) any excise tax assessed with respect to any employee benefit plan, punitive damages, costs, and expenses.

          (h) "Party" includes a natural person who was or is, or who is threatened to be made, a named defendant or respondent to a Claim in a Proceeding.

          (i) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding of any kind, whether formal or informal, in which a Claim is or may be asserted against a Director or Officer or in which the Director or Officer is a witness.

     7.02 Director and Officer Liability Limitations.

          (a) No Director or Officer shall be liable to the Corporation, its shareholders or any person asserting rights on behalf of the Corporation or its shareholders, for damages, settlements, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a Director or Officer, regardless of whether constituting negligence or other tortious or otherwise culpable conduct, unless the person asserting liability proves that the breach or failure to perform constitutes a Breach of Duty or conduct for which the Director is liable under
Section 180.0828 of the Wisconsin Business Corporation Law. In addition to and not in limitation of the foregoing, no Director or Officer shall have any liability for acts or omissions constituting business judgment within the business judgment rule.

          (b) The provisions of this Section 7.02 shall not be exclusive of any other defenses such a Director or Officer may have with respect to any Claim asserting a Liability.

          (c) The Board of Directors (by majority vote or consent) may grant similar limitations on the Liability of any employee of the Corporation (relating to performance of his or duties as an employee) by written agreement with such employee executed by the President.

     7.03 Mandatory Indemnification.

          (a) Indemnification for Expenses. The Corporation shall indemnify a Director or Officer for all Expenses incurred (i) in the successful defense of any Claim (on the merits or otherwise) in a Proceeding and/or (ii) as a non-Party witness in any Proceeding.

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          (b) Indemnification for Liability and Expenses. The Corporation shall indemnify a Director or Officer for all Liability and Expenses with respect to any Claim against such person in a Proceeding to which such person was a Party because he or she is or was a Director or Officer, unless such Liability and Expenses were incurred because the Director or Officer is determined to have engaged in conduct constituting a Breach of Duty.

          (c) Indemnification Exclusion for Collateral Sources. Notwithstanding the foregoing provision of this Section 7.03, indemnification shall not be required for any Liability or Expenses to the extent the same have been paid or are covered under any collectible insurance policy or are otherwise paid or reimbursed by any third party under a legal or contractual obligation to do so.

          (d) Reliance on Applicable Corporation Law or Bylaw. Without intending to limit the generality of the indemnification rights provided under subsections 7.03(a) and (b) above, the Corporation shall indemnify a Director or Officer for all Liability and Expenses with respect to any Claim against such person in a Proceeding which is based, in whole or in part, on such person's reliance on the validity of any provision of the Applicable Corporation Law or these Bylaws, even though it is thereafter determined that such provision was invalid or otherwise could not have justifiably been relied upon.

     7.04 Procedural Requirements for Determination That Indemnification is Proper.

          (a) Written Request for Indemnification. A Director or Officer who seeks indemnification shall make a written request therefor to the Corporation, selecting a means for determining his or her right to indemnification as provided under subsection 7.04(b) hereof.

          (b) Determination of Indemnification. Within 60 days of receipt by the Corporation of the Director's or Officer's request for indemnification, a determination shall be made as to whether or not the Director or Officer requesting indemnification engaged in conduct constituting a Breach of Duty and, as a result, is or is not entitled to indemnification under this Article. Such determination shall be made:

              (1) by majority vote of a Disinterested Majority if so designated by the Director or Officer seeking indemnification. If a Disinterested Majority cannot be obtained, the Director or Officer may designate that such determination be made by a majority vote of a committee duly appointed by the Board of Directors and consisting solely of two or more directors not at the time Parties to the same or related Proceedings. Directors who are Parties to the same or related Proceedings may participate in the designation of members of the committee;

              (2) by independent legal counsel if so designated by the Director or Officer; provided that such counsel shall be mutually selected by such Director or Officer and by a Disinterested Majority or, if a Disinterested Majority cannot be obtained, then by a majority vote of the Board of Directors, including Directors who are Parties to the same or related Proceedings;

              (3) by a panel of three arbitrators if so designated by the Director or Officer, which shall be selected from the panel of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that
(xx) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a Disinterested Majority or, if a Disinterested Majority cannot be obtained, then by a majority vote of the Board of Directors, including Directors who are Parties to the same or related Proceedings, and the third arbitrator shall be selected by the two previously selected arbitrators, and (yy) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules, except the fees of all arbitrators shall be shared equally by the Corporation and the Director or Officer; or

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               (4)  by a court if so designated by the Director or Officer, pursuant to and in accordance with the Applicable Corporation Law.

          The results and basis of the determination made hereunder shall be submitted in writing to the Corporation and the Director or Officer (the "Indemnity Decision").

          (c) No Presumption Created. The termination of a Proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the requested amount of Liabilities and Expenses of the Director or Officer is not required.

          (d)  Payment of Liabilities and Expenses; Waiver of Claims.

               (1) If it is determined that indemnification is required hereunder, the Corporation shall pay the Director or Officer the entire requested amount of Liabilities and Expenses (net of any Expenses previously advanced pursuant to Section 7.05), within 10 days of receipt of the Indemnity Decision, provided, that if it is determined that a Director or Officer is entitled to indemnification against Liabilities and Expenses incurred in connection with some Claims, but not as to others (such as if Claims are asserted to involve some conduct constituting a Breach of Duty and other conduct which does not), payment of the Liability and Expenses shall be apportioned by applying the following:

                    If the Director or Officer sustains Liability for equal dollar amounts to a given party or person under two or more Claims arising from the same general conduct, transaction or series of events (even though divisible for purposes of establishing Liability), one of which would require indemnification and the other of which would not, it shall be conclusively presumed that the Liability and all Expenses related thereto were sustained and incurred solely with respect to the Claim for which indemnification is required; and if the Director or Officer sustains Liability and Expenses for different dollar amounts to a given party or person under two or more Claims arising from the same general conduct, transaction or series of events (even though divisible for purposes of establishing Liability), one of which would require indemnification and the other of which would not, it shall be conclusively presumed that the Liability for which indemnification is required is the sole Liability up to the dollar amount thereof (the "covered Liability") and the Liability for which indemnification is not required (the "Non-Covered Liability") is reduced by the amount of the Covered Liability (resulting in a "Net Non-Covered Liability") and the Expenses shall be apportioned on the basis of the respective amounts of the Covered Liability and the Net Non-Covered Liability such that the Director or Officer shall be entitled to indemnification for the Covered Liability and the apportioned Expenses attributable to such Covered Liability. The foregoing shall apply regardless of whether the Claim for the Non-Covered Liability and the resulting Expenses in defense thereof occurs prior to or following assertion of the Claim for the Covered Liability and regardless of the actual time, effort and Expenses involved in defense of the respective Claims.

          (2) The Corporation waives all right and claims against each Director and Officer for indemnification which may otherwise exist or arise under common law principles for Liabilities and/or Expenses incurred by the Corporation as a result of the negligence or alleged negligence of the Director or Officer, except in instances where such Liabilities and/or Expenses are incurred as a result of activities by the Director or Officer constituting a Breach of Duty.

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          (e) Binding Effect. An Indemnity Decision finding that indemnification is required hereunder shall be binding upon the Corporation, unless unsupported by any credible or resulting from a clearly erroneous application of substantive law.

     7.05 Advancement of Expenses.

          (a) Procedure. Upon written request by a Director or Officer who is a non-Party witness or a Party to a Proceeding, the Corporation shall pay or reimburse from time to time prior to completion of such Proceeding his or her Expenses as incurred within 10 days after receipt of such request accompanied by: (i) an executed written certificate affirming the Director's or Officer's good faith belief that (s)he has not breached or failed to perform his or her duties to the Corporation by engaging in conduct constituting a Breach of Duty;
(ii) an executed written undertaking by the Director or Officer to repay any advances made under this Section if it is ultimately determined that the Director or Officer is not entitled to be indemnified by the Corporation; and
(iii) written evidence of the Expenses incurred.

          (b) Ability to Repay; Undertaking to be Unsecured. The undertaking provided in this Section shall be accepted by the Corporation without reference to the Directors' or Officers' ability to repay the allowance. The undertaking shall be unsecured and the Director or Officer shall not be equired to pay interest on such amounts prior to a final determination that repayment is required.

     7.06 Right of Director or Officer to Bring Suit. If an Indemnity Decision is not issued within the time specified or such Indemnity Decision finds that the Director or Officer is not entitled to indemnification or the Corporation fails to make prompt payment pursuant to an Indemnity Decision, or a request for an advancement of Expenses under Section 7.05 is refused, the Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid Liability and/or Expense. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement or Expenses pursuant to the terms of an undertaking, the Director or Officer shall be entitled to recover the expense of successfully prosecuting or defending such suit. If the Director or Officer engaged in conduct constituting a Breach of Duty, such fact: (i) shall be a defense to any claim for indemnification against the Corporation (except for advancement of Expenses prior to completion of a Proceeding); and (ii) shall entitle the Corporation to recover all Expenses advanced prior to completion of the Proceeding pursuant to the terms of the undertaking once such fact has been established or admitted by the Director or Officer.

     An Indemnity Decision finding that indemnification of the Director or Officer is not required shall not be binding on the Director or Officer and shall not create a presumption that the Director or Officer has engaged in conduct constituting a Breach of Duty. In any suit brought by the Director or Officer to enforce a right to indemnification or to an advancement of Expenses hereunder or as otherwise provided in the Applicable Corporation Law, or by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Director or Officer is not entitled to be indemnified, or to such advancement of Expenses, under this Article or otherwise shall be on the Corporation.

     7.07 Permissible Considerations. A Director or Officer, in the discharge of his or her duties to the Corporation and in making any decision or performing any other act in such capacity, is not limited to considering only the economic interests of shareholders in determining what is best for the Corporation, but may also consider the following: (a) the effects of the action on employees, suppliers and customers of the Corporation; (b) effects on the community in which the Corporation operates; and (c) any other factors the Director or Officer considers pertinent.

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     7.08  Reliance by Directors or Officers. A Director or Officer (absent actual knowledge to the contrary) may rely in the discharge of his or her duties to the Corporation on information, opinions, reports or statements (any of which may be written or oral, formal or informal, including financial statements) and other financial data if prepared or presented by any of the following: (a) an Officer or employee of the Corporation whom the Director or Officer believes in good faith is reliable and competent as to the matters presented or as to which the Director or Officer has no compelling reason to believe is not reliable or competent; (b) legal counsel, public accountants or other persons as to matters the Director or Officer believes in good faith are within the person's professional or expert competence; and (c) information presented to the Board of Directors by any person, officer, employee or committee of the Board where it is believed in good faith the report merits confidence or where the Director or Officer has no compelling reason to believe it does not merit confidence.

     7.09 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or Officer against any Liability asserted against or incurred by the individual in any such capacity or arising out of his status as such, regardless of whether the Corporation is required or authorized to indemnify such person for Liability or Expenses under this Article.

     7.10 Severability and Intent. If any provision of this Article shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article contravene public policy, this Article shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action, by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation's intention to provide the Directors and Officers with the broadest possible protection against personal liability allowable under the Applicable Corporation Law, and this Bylaw shall be liberally construed in order to fulfill this intent, and in no event shall a Director's or Officer's reliance on any of the provisions of this Article which may be held to be invalid, inoperative or in contravention of public policy render such conduct a Breach of Duty.

     7.11 Notice to the Corporation. A Director or Officer shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding which may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer hereunder unless the Corporation shall have been irreparably prejudiced by such failure.

     7.12  Indemnification and Allowance of Expenses of Certain Others.

           (a) Employee of Authorized Agent. The Board of Directors may, in its sole and absolute discretion, by majority vote or consent, indemnify against Liabilities incurred by, and/or provide for the advance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such, even if such employee or agent is not a Director or Officer.

           (b) Indemnity Agreements. The Board of Directors, by majority vote or consent, may authorize the Corporation to enter written indemnity agreements with: (i) any Director or Officer of the Corporation, which may further expand the indemnification rights provided under these Bylaws or the Applicable Corporation Law; and (ii) any employee or agent of the Corporation, which may extend to such person the same, greater or lesser rights of indemnification and reliance as those afforded to Directors and Officers under this Article.

     7.13 Amendment. This Article may only be altered, amended or repealed by a vote of not less than two-thirds of the Corporation's outstanding Class A common stock entitled to vote; provided,

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however, that the Board of Directors may alter or amend this Article without such stockholder approval if any such alteration or amendment is (a) made in order to conform to any amendment or revision of the Applicable Corporation Law, which (i) expands or permits the expansion of a Director's or Officer's right to indemnification thereunder; (ii) limits or eliminates, or permits the limitation or elimination of, the liability of a Director or Officer; or (iii) is otherwise beneficial to the Directors and Officers or (b) an alteration or amendment which is otherwise deemed by the Board of Directors to be an immaterial modification. No amendment of this Article shall terminate, reduce or impair a Director's or Officer's rights to indemnification for any act, occurrence or event taking place prior to the effective date of such amendment and delivery of notice thereof to such Director or Officer, regardless of when any Claim relating thereto is actually asserted.

     7.14 Nonexclusivity of Article VII. The rights of a Director or Officer (or any other person) granted under this Article shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer (or such other person) may be entitled to under any written agreement, Board of Directors resolution, vote of shareholders of the Corporation or under the Applicable Corporation Law or otherwise. Nothing contained in this Article shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or allow expenses to a Director or Officer under the Applicable Corporation Law.

     7.15 Transactions with the Corporation. The Board of Directors may from time to time authorize transactions by Officers, Directors and employees with the Corporation, and may authorize lending money and granting credit of the Corporation to or for the use of such Officers, Directors and employees, providing that the Directors who vote for or assent to the making of a loan to an Officer or Director of the Corporation shall be jointly and severally liable to the Corporation for the amount of such loan until full repayment thereof, unless such Directors shall sustain the burden of proof that such loan was made for a proper business purpose.

     Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its Directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such Director(s) at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction; and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction by a vote of a majority of the Directors present, such interested Director or Directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority of such quorum necessary to carry such vote. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

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